EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2013 Results

MENLO PARK, Calif., Feb. 5, 2014 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended January 3, 2014.

For the 14-week fourth quarter of 2013, revenues before reimbursements increased 6% to $69,036,000, as compared to $65,049,000 in the13-week fourth quarter of 2012. Total revenues were $72,772,000, as compared to $72,946,000 in the same period one year ago.

Net income for the fourth quarter increased 3% to $8,722,000, or $0.63 per diluted share, as compared to $8,472,000, or $0.60 per diluted share, in the fourth quarter of 2012. For the quarter EBITDA1 increased 2% to $15,906,000, as compared to $15,607,000 in the same period one year ago.

For the 53-week fiscal year 2013, revenues before reimbursements increased 5% to $280,043,000, as compared to $266,562,000 in the 52-week fiscal year 2012. Total revenues for 2013 were $296,168,000, as compared to $292,653,000 in 2012.

Net income for fiscal year 2013 increased 4% to $38,640,000, or $2.76 per diluted share, as compared to $37,225,000, or $2.60 per diluted share, in fiscal year 2012. For the year EBITDA1 increased 4% to $68,769,000, as compared to $66,132,000 one year ago.

For fiscal year 2013, Exponent generated $61.8 million in cash from operations, repurchased $25.0 million of common stock, and paid dividends of $7.9 million. The Company closed the year with $156.1 million in cash, cash equivalents and short-term investments.

"We are pleased to have delivered solid financial results in 2013, with continued revenue and net income growth, and strong cash flow from operations. This performance allowed us to continue to return value to shareholders through share repurchases and the initiation of dividend payments," commented Dr. Paul Johnston, President and CEO. "For the year, we had notable performances from our polymer science, mechanical engineering, biomedical, engineering management and construction consulting practices.

"During 2013 we continued to build upon our leading position in reactive services including investigations of accidents, product recalls, and health and environmental exposures. Additionally, we expanded our market recognition in proactive services including product design consulting, regulatory consulting and risk management. We continue to see good growth opportunities in both reactive and proactive services for 2014 and beyond.

"As we look at 2014 our growth in revenues before reimbursements will be reduced because of a step-down in a few major assignments, lower defense spending, an extra week in fiscal 2013 and $1.4 million of revenues recognized upon payment in 2013 for work performed in the prior year. As a result, we expect 2014 growth in revenues before reimbursements to be in the low single digits and EBITDA1 margin to be down approximately 100 basis points from 24.6% in 2013.

"Going forward we will continue to expand our expertise and experience to address our clients' important technology, health and environmental questions. We are optimistic about our market opportunities and look forward to translating these into long-term shareholder value," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, February 5, 2014, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing 877-941-1427 or 480-629-9664. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering passcode 4662005#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

[1] EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 3, 2014 and December 28, 2012
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 3,	December 28,	January 3,	December 28,
	2014	2012	2014	2012
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)

Revenues
Revenues before reimbursements	$ 69,036	$ 65,049	$ 280,043	$ 266,562
Reimbursements	3,736	7,897	16,125	26,091

Revenues	72,772	72,946	296,168	292,653

Operating expenses
Compensation and related expenses	46,289	41,188	184,084	171,809
Other operating expenses	6,505	6,152	25,299	23,574
Reimbursable expenses	3,736	7,897	16,125	26,091
General and administrative expenses	3,900	3,994	14,714	13,559
	60,430	59,231	240,222	235,033

Operating income	12,342	13,715	55,946	57,620

Other income
Interest income, net	32	83	127	328
Miscellaneous income, net	2,280	640	7,872	3,801
	2,312	723	7,999	4,129

Income before income taxes	14,654	14,438	63,945	61,749

Income taxes	5,932	5,966	25,305	24,524

Net income	$ 8,722	$ 8,472	$ 38,640	$ 37,225

Net income per share:
Basic	$ 0.64	$ 0.62	$ 2.84	$ 2.70
Diluted	$ 0.63	$ 0.60	$ 2.76	$ 2.60

Shares used in per share computations:
Basic	13,556	13,733	13,616	13,780
Diluted	13,949	14,208	14,025	14,293

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 3, 2014 and December 28, 2012
(unaudited)
(in thousands)

	January 3,	December 28,
	2014	2012
Assets
Current assets:
Cash and cash equivalents	$ 122,948	$ 113,268
Short-term investments	33,171	20,881
Accounts receivable, net	74,675	85,361
Prepaid expenses and other assets	10,450	8,277
Deferred income taxes	8,135	7,657
Total current assets	249,379	235,444
Property, equipment and leasehold improvements, net	28,721	27,446
Goodwill	8,607	8,607
Other assets	55,154	43,920
	$ 341,861	$ 315,417

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 6,137	$ 10,386
Accrued payroll and employee benefits	56,934	54,720
Deferred revenues	6,771	6,665
Total current liabilities	69,842	71,771
Other liabilities	34,628	25,685
Deferred rent	2,332	1,532
Total liabilities	106,802	98,988

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	141,250	123,693
Accumulated other comprehensive income (loss)	109	(250)
Retained earnings	226,040	206,057
Treasury stock, at cost	(132,356)	(113,087)
Total stockholders' equity	235,059	216,429
	$ 341,861	$ 315,417

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 3, 2014 and December 28, 2012
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	January 3,	December 28,	January 3,	December 28,
	2014	2012	2014	2012
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)

Net Income	$ 8,722	$ 8,472	$ 38,640	$ 37,225

Add back (subtract):

Income taxes	5,932	5,966	25,305	24,524
Interest income, net	(32)	(83)	(127)	(328)
Depreciation and amortization	1,284	1,252	4,951	4,711

EBITDA (1)	15,906	15,607	68,769	66,132

Stock-based compensation	2,336	2,446	13,168	12,378

EBITDAS (1)	$ 18,242	$ 18,053	$ 81,937	$ 78,510

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT: (888) 656-EXPO
         info@exponent.com
         www.exponent.com